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                                  EXHIBIT 21.1
                         SUBSIDIARIES OF THE REGISTRANT

The following is a list of the subsidiaries of Hudson City Bancorp, Inc.:

               NAME                                    STATE OF INCORPORATION
     ------------------------                          ----------------------
     Hudson City Savings Bank                                New Jersey

The following is a list of the subsidiaries of Hudson City Savings Bank:

                NAME                                   STATE OF INCORPORATION
-----------------------------------                    ----------------------
Hudson City Preferred Funding Corp.                           Delaware